Exhibit 5.1 Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402
Date August 4, 2025
Centerspace
3100 10th Street SW
Post Office Box 1988
Minot, North Dakota 58702
    Re:    Registration Statement on Form S-8 Filed by Centerspace
Ladies and Gentlemen:

We have acted as counsel to Centerspace, a North Dakota real estate investment trust (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 650,000 of the Company’s common shares of beneficial interest, no par value per share (the “Shares”), that may be issued pursuant to the Centerspace 2025 Incentive Plan (the “Plan”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to, and we express no opinion as to matters governed by any laws other than, the laws of the State of North Dakota.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

                            Very truly yours,

                            /s/ Taft Stettinius & Hollister LLP
TAFT STETINNIUS & HOLLISTER LLP